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                                                                    EXHIBIT 12.1

                                BOWNE & CO., INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES

                                                                                         YEARS ENDED DECEMBER 31,
                                                                        ------------------------------------------------------
                                                   NINE        NINE
                                                  MONTHS      MONTHS
                                                  ENDED       ENDED
                                                 9/30/03     9/30/02      2002        2001        2000       1999       1998
                                                 --------    -------    --------    --------    -------    --------    -------
Ratio of Earnings to Fixed Charges.........           1.2x       2.9x        1.6x        1.0x       4.4x        5.6x       7.0x

Earnings Computation:
Operating income...........................      $  3,039    $38,960    $ 18,620    $   (577)   $74,304    $ 77,581    $71,250
Other income (expense), net................           391       (224)     (1,993)      1,565     (1,635)        983      2,788
                                                 --------    -------    --------    --------    -------    --------    -------
Income from continuing operations before
   income taxes and interest expense.......         3,430     38,736      16,627         988     72,669      78,564     74,038
Add: Fixed Charges (a).....................        20,027     20,320      27,516      23,465     21,242      17,072     12,344
Less: Capitalized interest.................          (150)      (188)       (148)       (204)      (543)       (420)      (272)
Add: Amortization of capitalized
   interest ...............................           269        290         412         353        229          96         27
                                                 --------    -------    --------    --------    -------    --------    -------

Equals: Earnings as defined................      $ 23,576    $59,158    $ 44,407    $ 24,602    $93,597    $ 95,312    $86,137
                                                 ========    =======    ========    ========    =======    ========    =======
(a) Fixed Charges Computation:
Interest Cost:
   Expensed................................      $  8,174    $ 4,951    $  7,127    $  6,422    $ 7,254    $  6,281    $ 5,113
   Capitalized ............................           150        188         148         204        543         420        272
Add: Amortization of deferred financing
   costs...................................            28        121         161         111         --          --         --
Add: Estimated interest portion of
   rental expense charged to income
   (one-third of rent expense).............        11,675     15,060      20,080      16,728     13,445      10,371      6,959
                                                 --------    -------    --------    --------    -------    --------    -------
Total Fixed Charges........................      $ 20,027    $20,320    $ 27,516    $ 23,465    $21,242    $ 17,072    $12,344
                                                 ========    =======    ========    ========    =======    ========    =======